CERTIFIED RESOLUTIONS


      The undersigned hereby certifies that she is the duly elected Assistant Secretary of the Gardner Lewis Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on June 16, 2009.

      WHEREAS, the Trustees of the Trust, including a majority of the Trustees who are not "interested" persons of the Trust as that term is defined by the Investment Company Act of 1940, as amended (the "1940 Act") (the "Independent Trustees"), have reviewed the amount, type, form and coverage of the Investment Company Blanket Bond issued by St. Paul Fire and Marine Insurance Company covering the Trust (the "Fidelity Bond") and the premium charged for the Fidelity Bond, with due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the Trust to which any "covered person", as that term is defined by the 1940 Act, may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the portfolios of the Trust; and

      WHEREAS, the terms of the Fidelity Bond are in accordance with Rule 17g-1 promulgated under the 1940 Act, including that the amount of coverage under the Fidelity Bond is $750,000, being equal to the minimum amount of bond required by Rule 17g-1;

      NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium charged for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved; and

      FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and they hereby are, designated as the person(s) who shall make the filings and give the notices required by paragraph
      (g) of Rule 17g-1; and

      FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.


      Witness my hand this 31st day of July, 2009.



                                                     /s/ Tina H. Bloom
                                                     ----------------------
                                                     Tina H. Bloom
                                                     Assistant Secretary